UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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LEHMAN BROTHERS HOLDINGS INC.
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Lehman Brothers 2007 Annual Meeting of Stockholders: Amendment to the 2005 Stock Incentive Plan March 30, 2007

Proposal 3 – Amendment to the 2005 Stock Incentive Plan The stockholders of Lehman Brothers Holdings Inc. (“the Firm”) approved the 2005 Stock Incentive Plan (2005 SIP) in April 2005. At that time, stockholders were advised that the 2005 SIP was expected to cover stock-based awards for fiscal years 2005 and 2006. The Firm currently has only 7.5 million shares available for future grant. These remaining shares are insufficient to cover employee stock-based awards for fiscal 2007 under the Firm’s current compensation framework. The Board of Directors has approved an amendment (the “Plan Amendment”) to the Firm’s 2005 SIP, subject to approval by the Firm’s stockholders at the 2007 Annual Meeting, that would increase the number of shares eligible for grant by 75 million shares, which represents approximately 14% of the Firm’s common shares outstanding. With these additional shares, the Firm expects to have sufficient shares to cover stock-based awards for fiscal years 2007 and 2008. The Firm expects to request additional shares at the 2009 Annual Meeting of Stockholders. If the Plan Amendment is not approved by stockholders, the Firm would likely be forced to deliver nearly all compensation in cash, losing the benefits of aligning the interests of employees with stockholders. This alignment ultimately serves to create value for all of the Firm’s stockholders. The Board of Directors unanimously recommends a vote FOR approval of the Plan Amendment 1

Features and Benefits of Lehman Brothers Equity Award Program A key element of the Firm’s compensation philosophy is to deliver a portion of employees’ total compensation in the form of restricted stock units (“RSUs”) and in some cases, stock options, in lieu of all-cash compensation. Approximately 98% of the value of equity awards granted as part of 2006 performance compensation were made to employees other than named executive officers. The Firm’s stock-based compensation program is a significant component of annual total compensation, rather than an “add-on” award. For bonus-eligible employees, equity awards are granted as part of a year-end, performance-based bonus. Equity awards generally range from 1% to 50% of an employee’s total compensation, with the amount of compensation in equity increasing as total compensation rises. Bonus-eligible employees who are not awarded a year-end performance bonus do not receive an equity award. For Managing Directors, 35% of RSUs awarded vest after 3 years from the grant date, and 65% vest after 5 years from the grant date. The RSUs do not convert to common stock until 5 years after the grant date. The vesting provisions, combined with the 5-year sales restriction for all RSUs, mean that a Managing Director at Lehman Brothers, on average, holds more than 2 times their annual total compensation in the form of equity at any point in time. This creates a strong incentive for the Firm’s employees to preserve and grow shareholder value. The Firm’s Equity Award Program is also a valuable tool in recruiting new employees to the Firm. If the Plan Amendment is not approved by shareholders, Lehman Brothers would likely be forced to deliver nearly all compensation in cash. The Firm would lose the benefits of directly aligning the interests of employees with stockholders. 2

Stock Repurchase Program Since 1997, the Firm has repurchased a sufficient number of shares to offset the dilution created by the Equity Award Program. The number of shares outstanding has been relatively constant, excluding shares issued in connection with our acquisition of Neuberger Berman in 2003. We believe the repurchase program has prevented shareholder dilution, while allowing the Firm to benefit from the employee commitment generated by broad-based employee share ownership. The Firm has grown book value per share by approximately 19%1 per year on average since 2002, even while repurchasing shares that have offset dilution from stock-based awards and increasing the annual common stock dividend by over 25%2 per year on average. ___________________________ Since 2002, see appendix page 8; the book value per common share calculation includes amortized RSUs granted under employee stock award programs, which have been included in total stockholders’ equity Since 2002, see appendix page 8 3

Strong Financial Performance and Shareholder Returns 25% Annual Equivalent 19% 16% 11% 9% 8% 3% 4% ___________________________ Total shareholder return includes dividend reinvestment; period begins May 1999 in order to include all peers Delivered record net revenue, net income and earnings per share for the third consecutive year Net revenues reached a record $17.6 billion, a 20% increase over the previous year Delivered record net income of $4 billion, a 23% increase over the prior year Reported record annual pre-tax margin of 33.6% Return on average common equity was 23.4% for 2006, compared with 21.6% for 2005 Reported record earnings per share of $6.81, a 25% increase over the prior year Achieved record net revenues across all business segments and regions for the year 2006 Financial Performance Total Shareholder Return1 (5/1999 – 2/2007) Ranked #1 "Most Shareholder-Friendly Company in the U.S." for the second straight year in the Broker and Asset Managers sector by Institutional Investor magazine 4

Appendices

Equity Awards Outstanding Overhang Equity Awards Outstanding Overhang ___________________________ For consistency with prior years, 2006 RSUs include the 2006 year-end award of approximately 34.7 million RSUs, which was granted on December 8, 2006 Lehman Brothers equity awards outstanding overhang has been declining over time. In part, this reflects the larger component of RSU grants relative to options beginning in fiscal 2004. 5 For the year ended November 30 Shares in millions 2006 1 2005 2004 2003 2002 RSUs outstanding 135.1 120.4 128.5 128.7 138.7 Options outstanding 81.4 101.8 147.1 173.5 167.1 Equity Awards Outstanding (a) 216.5 222.2 275.6 302.2 305.8 Shares held in RSU Trust (64.7) (69.1) (77.7) (66.8) (73.3) Equity Awards Outstanding, net of shares held in RSU Trust (b) 151.8 153.1 197.8 235.4 232.5 Weighted average common shares (basic) (c) 543.0 556.3 549.4 491.3 490.7 In percentages Equity Awards Outstanding Overhang ( a ÷ c ) 40% 40% 50% 62% 62% Equity Awards Outstanding Overhang , net of shares held in RSU Trust ( b ÷ c ) 28% 28% 36% 48% 47%

Equity Award Utilization Rate Equity Award Utilization Rate ___________________________ Equity award utilization rate equals RSUs and options granted for a year, divided by weighted average common shares (basic) For consistency with prior years, 2006 RSUs granted include the 2006 year-end award of approximately 34.7 million shares, which was granted on December 8, 2006 Lehman Brothers equity award utilization rate1 was 8.4% for 2006, including the 2006 year-end award. 6 Shares in millions For the year ended November 30 Equity Awards Granted 2006 2 2005 2004 2003 2002 RSUs 43.0 27.9 29.8 29.6 18.4 Options 2.7 7.0 10.8 31.1 52.4 Total 45.6 35.0 40.6 60.7 70.8 In percentages Equity Award Utilization Rate RSUs 7.9% 5.0% 5.4% 6.0% 3.7% Options 0.5% 1.3% 2.0% 6.3% 10.7% Total 8.4% 6.3% 7.4% 12.3% 14.4%

Summary Changes in Common Stockholders' Equity

Summary Changes in Common Stockholders' Equity

At or for the year ended November 30

In $ millions	2006	2005	2004	2003	2002
Beginning common stockholders' equity	$15,699	$13,575	$12,129	$8,242	$7,759
Net income	4,007	3,260	2,369	1,699	975
Dividends on common stock	(276)	(233)	(186)	(128)	(96)
Dividends on preferred stock	(66)	(69)	(72)	(50)	(69)
Tax benefit from stock-based awards	836	1,005	468	543	347
Amortization of deferred stock compensation	923	1,055	800	625	570
Option exercise proceeds	637	1,245	624	298	241
Equity-based award plans	2,396	3,305	1,892	1,466	1,158
Treasury stock purchases[1]	(3,681)	(4,157)	(2,267)	(1,508)	(1,510)
Other[2]	17	18	(290)	2,408	25
Ending common stockholders' equity	$18,096	$15,699	$13,575	$12,129	$8,242

Common stockholders' equity CAGR 22%

Shares in millions	2006	2005	2004	2003	2002
Common shares repurchased[1]	52.9	80.6	58.0	46.2	52.3

1. Certain years include repurchases above employee stock award dilution; for all years includes common stock open-market repurchases and common stock withheld from employees, which represents shares of common stock withheld in satisfaction of the exercise price of stock options and tax withholding obligations upon option exercises and conversion of RSUs
2. Other for 2005 primarily consists of share issuances in connection with Neuberger Berman acquisition and for 2004 primarily consists of Neuberger Berman final purchase price adjustment

LEHMAN BROTHERS

7

Book Value Per Common Share and Annual Common Stock Dividend Book Value Per Common Share1 Annual Common Stock Dividend ___________________________ The book value per common share calculation includes amortized RSUs granted under employee stock award programs, which have been included in total stockholders’ equity The Firm has grown book value per share by approximately 19% per year on average since 2002. The Firm has increased the annual common stock dividend by over 25% per year on average since 2002. At or for the year ended November 30 At or for the year ended November 30 8 $17.07 $22.09 $24.66 $28.75 $33.87 2002 2003 2004 2005 2006 $0.18 $0.24 $0.32 $0.40 $0.48 $0.60 2002 2003 2004 2005 2006 2007